Exhibit 10.15

BANK CORRESPONDENT IN BRAZIL

SERVICES AGREEMENT

Principal: CREDNOVO SOCIEDADE DE EMPRÉSTIMO ENTRE PESSOAS S.A., with its principal place of business in São Paulo/SP, at Avenida Brigadeiro Faria Lima, No. 2113, Postal Code 01.452-001, District Jardim Paulistano, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 38.146.949/0001-77, referred to as CREDNOVO; and

Contractor: PICPAY SERVIÇOS S.A., a joint-stock company, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park Condominium, Block A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, and Block B, 3rd floor - offices 43 and 44, Vila Leopoldina, in the City of São Paulo, State of São Paulo, Postal Code 05317-020, enrolled with the CNPJ under No. 22.896.431/0001-10, referred to as CORRESPONDENT; stipulate the following conditions for the provision of services of Bank Correspondent in Brazil (“Services”).

1. SUBJECT MATTER. Provision of services, by the CORRESPONDENT, involving activities of service to the interested parties, aiming at the supply of products and services of CREDNOVO, relating to receipt and forwarding of proposals relating to credit transactions extended by CREDNOVO, subject to the rules set forth in EXHIBIT II hereof.

2. OBLIGATIONS OF THE CORRESPONDENT. To carry out the services, the CORRESPONDENT shall:

2.1 Provide the contents of all rules and conditions of the products and services contemplated in the purpose of CREDNOVO to the interested parties;

2.2 Serve the clients with respect to the requests involving clarifications, obtainment of documents, releases, complaints and others, relating to the products and services supplied, and immediately forward them to CREDNOVO whenever the issues cannot be resolved by its team;

2.3 Comply with the specifications, service quality standards and operational rules established by CREDNOVO, for provision of the services;

2.4 Disclose to the interested parties its capacity as service provider and provide the telephones of the customer assistance and ombudsman’s services of CREDNOVO;

2.5 For compliance with the purposes established in this Agreement, in the event that individuals are hired to provide services to the CORRESPONDENT, CREDNOVO shall be previously informed and the CORRESPONDENT shall maintain an employment or contractual relationship with these persons;

2.6. Duly perform its duties and adjust to the requests made by CREDNOVO with respect to provision of the services;

2.7. Observe the directives of the service quality control plan established by CREDNOVO;

2.8. Incur the necessary costs for performance of the services, including with respect to any investments it must make;

2.9. Comply with the security measures required for the bank secrecy duty set forth in item 8 of this Agreement and with the rules relating to the prevention of money-laundering crimes;

2.10. Maintain, throughout the term of effectiveness of the Agreement, good tax, corporate and financial standards, providing the supporting documents whenever they are pertinent and at the written request of CREDNOVO;

2.11. Grant, provided it is previously notified for such purpose, the representatives of CREDNOVO and of the Central Bank of Brazil access to the documents and information relating to provision of the agreed services, for inspection purposes, to the process of technical certification of the members, for the activities containing such requirement, and to its premises designed for the service in the capacity as CORRESPONDENT, as well as to the documentation relating to its incorporation, records, registrations and licenses;

2.12. Observe the provisions of the regulation on the activity as bank correspondent in Brazil, especially Resolution No. 3.954 of the National Monetary Council (CMN), as amended, not performing services that are not expressly provided in the applicable legislation;

2.13. Declare, in or out of court, the inexistence of employment relationship between persons of its team and CREDNOVO, being solely liable for all expenses, charges or statutory obligations, including labor, social-security, tax, civil obligations, even if they are not of a pecuniary nature, of its personnel, and reimbursing CREDNOVO for all costs and expenses (including adverse award, fees, court and administrative costs and expenses) relating to labor claims involving its members, agents, employees or contractors and CREDNOVO and/or companies that belong to the same economic group as CREDNOVO, in view of this provision of services;

2.14. Disclose to the public, on its institutional Website, its capacity as service provider of CREDNOVO, mentioning the services offered and the telephones of the assistance and ombudsman’s services of CREDNOVO;

2.15. Receive and read daily communications and observe the instructions on the provision of the services, and provide all required training; and

2.16. Maintain the service to the clients, under penalty of verification of abandonment of provision of the services, in case the service is interrupted for more than ten (10) consecutive days.

3. PROHIBITIONS APPLICABLE TO THE CORRESPONDENTS. The CORRESPONDENT may not:

3.1. Make an advance to a client as a result of any funds to be released by CREDNOVO;

3.2. Issue, in its favor, payment slips or instruments relating to transactions or charge, on its own account and on any account, any amounts;

3.3. Offer the clients, in the name of CREDNOVO, any products or services that are alien to the subject matter of this Agreement;

3.4. Be a guarantor in transactions sent to CREDNOVO;

3.5. Transfer its contractual position or any obligation under this Agreement or delegate it without the prior and express consent of CREDNOVO;

4. OBLIGATIONS OF CREDNOVO. CREDNOVO shall:

4.1. Provide adequate technical documentation and maintain a permanent communication channel to provide the clarifications on its products and services;

4.2. Acknowledge the inexistence of employment relationship between its employees or outsourced personnel and the CORRESPONDENT;

4.3. Immediately notify the CORRESPONDENT about possible actions brought by the CORRESPONDENT’s personnel only against CREDNOVO;

4.3.1. The amounts disbursed or deposited by CREDNOVO as a result of said actions brought by members, agents, employees or contractors of the CORRESPONDENT, for the filing of defense, appeal and/or compliance with any adverse award are hereby acknowledged by the CORRESPONDENT as a debt for which it is liable.

4.4. Disclose on its Website the address, CNPJ, trade name and assumed name of the CORRESPONDENT, as well as all its customer assistance points and the services it is qualified to provide to CREDNOVO. The CORRESPONDENT hereby authorizes CREDNOVO to disclose such information.

4.5. Pay the remuneration of the CORRESPONDENT on the dates and in the forms described in the communications and tables on REMUNERATION that will be provided by CREDNOVO, which are an integral part of this Agreement.

5. PRICE. For the services provided by the CORRESPONDENT, CREDNOVO shall pay the price defined in accordance with EXHIBIT I, by means of credit to a checking account held by the CORRESPONDENT and informed to CREDNOVO.

5.1. CREDNOVO shall assess and send to the CORRESPONDENT, within five (5) consecutive days as from the cut-off date, which shall occur every twenty-fifth (25th) day of each month (“Cut-Off Date”), the amount to be invoiced by the CORRESPONDENT with respect to provision of the Services.

5.2. The CORRESPONDENT shall evaluate the amount assessed by CREDNOVO and, by the second business day of the month following the Cut-Off Date, it shall send the Invoice to CREDNOVO.

5.3. The payment of the Invoice issued in relation to the previous base month shall be made by CREDNOVO within up to three (3) business days after receipt of the Invoice issued by the CORRESPONDENT.

5.4. The price includes all costs relating to provision of the services, such as the salaries and respective social charges for which the CORRESPONDENT is solely liable, the expenses with inspection and supervision, insurance, reimbursements for expenses, transportation, meals and taxes due by the CORRESPONDENT pursuant to the law.

5.5. The overdue amounts shall be subject to interest at the rate of one percent (1%) per month (pro rata temporis) and adjustment for inflation by the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGP-M/FGV), plus a fine of two percent (2%) of the overdue amount.

5.6. In case the late payment of any installment due to the CORRESPONDENT lasts longer than thirty (30) days, it may immediately suspend provision of the services, at its sole discretion, until the payment is duly made or, alternatively, deem the agreement terminated, by operation of law, without prejudice to collection of the amounts due, subject to the aforementioned penalties and increases and to assessment of the losses and damages resulting from the event.

5.7. The CORRESPONDENT hereby authorizes CREDNOVO to grant discounts in its remuneration for debts of any kind that are due by the CORRESPONDENT to CREDNOVO.

6. TERM. This Agreement retroacts to December 17, 2020 and it shall be effective for an indefinite term, it being understood that it may be terminated by means of a thirty- (30)-day prior notice, in which case there will be no lien, and the Parties waive, under these conditions, indemnification for any investments that may have been made for performance of the Agreement.

6.1. In any event of termination of this agreement, all documents, information, applications, systems, software, models and others, relating to the provision of service set forth in this agreement and which belong to CREDNOVO, including those that relate to the record of the clients and to the transactions carried out, shall be returned within five (5) business days, and the use thereof shall be prohibited, it being understood that the CORRESPONDENT shall be held liable under the civil law for any damage it causes to said assets of CREDNOVO.

6.2. If the Agreement is terminated with cause by any of the Parties, the breaching Party shall be liable for the losses that may be caused by its action or omission, as assessed and determined in arbitration proceedings or amicably between the Parties.

6.3. The performance by the CORRESPONDENT of any of the acts listed by CREDNOVO as serious acts in the control plan to be informed to the CORRESPONDENT may, at the sole discretion of CREDNOVO, deem the Agreement terminated with cause (sic).

6.4. Failure by the CORRESPONDENT to comply with any of the obligations set forth in this agreement or in the regulation of the National Monetary Council or, furthermore, the performance, by itself or its agents, or any act that is excessive or incompatible with the provision of the services for which it has been contracted shall be just cause for termination of this agreement.

7. TAXES. The taxes resulting from the obligations assumed under this Agreement shall be paid by the respective taxpayers, each of which shall be liable in the capacity as taxpayer or withholding source of the tax obligation, especially the Tax on Services and the Income Tax.

8. CONFIDENTIALITY AND BANK SECRECY. Throughout the entire term of effectiveness of this Agreement and for three (3) years after termination hereof, the CORRESPONDENT shall grant confidential treatment and secrecy to all confidential information it comes to obtain or to which it may be granted access as a result of the services provided to CREDNOVO.

8.1. “Confidential Information” means any information or document of CREDNOVO, obtained or accessed by the CORRESPONDENT, covering the personal data and operations of CREDNOVO’s customers, data of their employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

8.1.1. The term referred to in item 8 above is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the CORRESPONDENT on a permanent basis.

8.2. The confidentiality duty set forth in this Section shall not apply to any Confidential Information that:

(a) has entered or enters the public domain without this having resulted from any act or omission of the CORRESPONDENT;

(b) has been made available to it or has been received by the CORRESPONDENT, by an independent third party not subject to the confidentiality obligation to CREDNOVO, with respect to the Confidential Information disclosed;

(c) has been or is proved to be independently developed by the CORRESPONDENT, without the use of any other Confidential Information of CREDNOVO; and

(d) must be disclosed by the CORRESPONDENT in accordance with any applicable law or court, administrative or governmental order, within the limits that the disclosure is strictly necessary for compliance with the law, court, administrative or governmental order.

8.3. All Confidential Information to which the CORRESPONDENT is granted access shall be kept in a safe place and with access restricted to those who need to access such information.

8.3.1. The safekeeping and confidentiality procedures set forth in the head provision of this Section shall be carried out by the CORRESPONDENT, under penalty of incurring the sanctions provided in Section 8.7 below.

8.3.2. The CORRESPONDENT is prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from the legal representatives of CREDNOVO.

8.3.3. The CORRESPONDENT represents that it has read and agreed to all terms of the Information Security Policy of CREDNOVO, acceding to the provisions thereof by means of the signature of an Instrument of Liability.

8.4. The CORRESPONDENT agrees to immediately inform CREDNOVO of any breach of the confidentiality rules by anybody who has been aware of it, including in the events of unintentional or faulty breach of Confidential Information.

8.5. In case the CORRESPONDENT is required to disclose any Confidential Information due to an administrative or court order, it shall inform CREDNOVO within twenty-four (24) hours, so that it can take the legal measures it may deem necessary.

8.5.1. In the event set forth in the head provision of this Section, if the CORRESPONDENT discloses Confidential Information without informing CREDNOVO, due to its exclusive fault, it shall also incur the sanctions provided in Section 8.7 below.

8.6. At any time, provided with prior notice, except in those events in which there is proof of urgency, CREDNOVO may request the return of Confidential Information that is in the possession of the CORRESPONDENT, it being understood that it must return within the term reasonable stipulated, and it may not keep copies of any Confidential information.

8.6.1. The return referred to in the head provision of this Section shall be documented in a statement signed by the CORRESPONDENT, which shall contain all Confidential Information actually returned and the statement that it does not have any copy of that information.

8.6.2. Even upon the return of any Confidential Information, the CORRESPONDENT shall remain bound by the duty of confidentiality and other conditions set out in this Agreement, under penalty of incurring the sanctions set forth in Section 8.7. below, in addition to other legal penalties.

8.7. Proved noncompliance with any provision of this Agreement by the CORRESPONDENT, in relation to the disclosure and use of Confidential Information, shall result in criminal liability thereof, in addition to the obligation to pay damages, if any, which shall be assessed in an arbitration proceeding, observing the opportunity to be heard of the CORRESPONDENT.

8.7.1. In addition to the penalties set forth in the head provision of this Section, the CORRESPONDENT may be subject to administrative sanctions by the regulatory bodies (Central Bank of Brazil, Securities Commission etc.), in case it is proved that it has disclosed, in noncompliance with the provisions hereof, any Confidential Information without the prior and express authorization of CREDNOVO.

8.8. Upon provision of a computerized system, the CORRESPONDENT agrees to observe the Information Security Policy of CREDNOVO, including with respect to the non-disclosure of password and access login;

8.8.1. The CORRESPONDENT shall send to CREDNOVO, from time to time, by means of a person previously accredited by CREDNOVO, the list of persons: (i) hired, for purposes of granting the password and access login, jointly with copies of identification document with picture of the newly hired person, CPF, office/duty he/she will exercise and copies of the technical certification; and (ii) dismissed, for purposes of blocking the password and access login.

8.8.2. The password is for personal and non-transferable use, and it shall be kept safe and used only by its owner. The CORRESPONDENT is solely liable for the undue use by third parties.

9. LABOR ASPECTS. In no event will this Agreement establish a labor relationship between the CORRESPONDENT’s and CREDNOVO’s employees, or vice-versa, each of whom shall be responsible for any labor claims filed by their employees, representatives and other collaborators.

9.1. It is incumbent upon the CORRESPONDENT to assume exclusive and full responsibility for the recruitment, admission, management and inspection of the professionals designated by it for performance of the Services, as well as for compliance with the corresponding labor, tax and social-security obligations.

9.2. The CORRESPONDENT shall formally appoint a duly qualified manager to coordinate the performance of this Agreement, who shall be responsible for the Services provided and for all involved professionals, as well as for providing the CREDNOVO with all necessary information about the works and the team under his or her management. Communications regarding the demands and Services between the Parties shall be solely and exclusively made between the manager appointed by the CORRESPONDENT and the manager appointed by CREDNOVO.

9.3. The CORRESPONDENT represents that it is solely responsible for any kind of payment or indemnification claimed by their employees/agents, mainly with respect to labor claims and occupational accidents.

9.4. The responsibility of the CORRESPONDENT mentioned in the previous sub-items shall remain even in the event of acknowledgment of the employment relationship of any of its professionals with CREDNOVO, for any reason.

9.5. The CORRESPONDENT agrees to present CREDNOVO, at any time, within twenty-four (24) hours as from the respective request, proofs of payment of salaries, bonuses, payment of social-security contributions and deposits to the Unemployment Compensation Fund (FGTS), or other documents required by law, in relation to the employees of the CORRESPONDENT who have been designated to provide the Services, in addition to data and information that clearly identify these professionals, the place and period of activity, as well as any other documents that, at the discretion of CREDNOVO, demonstrate the legal qualification, financial health and tax compliance of the CORRESPONDENT.

9.6. If CREDNOVO is sued, on any account, in the Labor Courts, in the Common Courts or administratively by personnel designated by the CORRESPONDENT to provide the Services, the CORRESPONDENT agrees, in case it is not a party to the litigation for any reason, to appear in the case for the purpose of claiming its inclusion as a defendant in the procedural relationship, so as to exempt CREDNOVO from any liability.

9.6.1. In the actions and proceedings set forth in sub-item 9.6., the CORRESPONDENT agrees to provide information and subsidies and all authentic documentation necessary for preparation of CREDNOVO’s defense within three (3) business days as from the date of the request.

9.7. CREDNOVO may, with the express authorization hereby granted by the CORRESPONDENT, require from the CORRESPONDENT the early payment of the amount of any possible adverse award, in case there is a labor claim in progress to which CREDNOVO is a party, filed due to an agreement entered into with the CORRESPONDENT. The amount of a possible award shall be estimated by an expert accountant individually chosen by CREDNOVO, up to the limit of the amounts claimed.

9.8. In the event that the lawsuit is found against CREDNOVO in relation to the activity that is the subject matter of this Agreement, even if partially or on the first level of jurisdiction and even if an appeal is pending trial, the CORRESPONDENT agrees, in case the power granted in the sub-item set forth above has not been exercised or if the amount previously paid is exceeded, to reimburse CREDNOVO for the global amount it may spend, within seventy-two (72) hours as from receipt of a written notice indicating the amount due, including the principal amount, all accessory or resulting installments, fees, fines, court costs and expenses.

9.9. In case the payment and/or reimbursement set forth in the sub-items above are not made within the agreed term, the CORRESPONDENT expressly authorizes CREDNOVO to deduct the amount of the possible or actual adverse award from the payments due to it as a result of the Services. The global amount required for compliance with the settlement or judgment or, furthermore, for the appeal bond may be deducted from the monthly invoicing, irrespective of new authorization of the CORRESPONDENT or any other formality, it being sufficient that it is informed of this fact by CREDNOVO.

9.10. In case the amounts paid or reimbursed do not reach the amount of the adverse award or if there are no more payments to be made to the CORRESPONDENT under this Agreement, it shall provide immediate payment of the amount due, under penalty of, if it fails to do, granting CREDNOVO the power to bring execution proceedings, based on article 784, item III et seq., of the Brazilian Code of Civil Procedure, in which case the proof of the amounts due shall be made by means of the proofs of payments of expenses made.

9.10.1. The amounts that may be disbursed by CREDNOVO in the form provided in sub-item 9.10. are hereby acknowledged by the CORRESPONDENT as liquidated, certain and enforceable for all purposes and effects of law.

9.11. The CORRESPONDENT further agrees to reimburse CREDNOVO for any costs, fees, fines and procedural expenses it may have to incur as a result of the claims brought against it by personnel designated by the CORRESPONDENT to provide the Services.

9.12. The Parties may not, now or in the future, claim in court, to exempt themselves from their responsibilities, that the defense promoted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

10. SOCIOENVIRONMENTAL LIABILITY AND ANTICORRUPTION. The Parties irrevocably and irreversibly represent to each other that their shareholders/members, directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and foreign laws, regulations and normative provisions relating to the fight against corruption and bribery.

10.1. The Parties mutually warrant that they will refrain from engaging in any undue, irregular o illegal conduct, and that they will neither take any action in the name of each other nor engage in any act that could directly or indirectly favor each other or any of the companies of their respective economic conglomerates, against the applicable laws in Brazil or abroad.

10.2. The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to clearly reflect the transactions and funds that are the subject matter of this Agreement.

10.3. The Parties ensure each other that they have anticorruption policies, processes and procedures, in accordance with the Brazilian or foreign laws, regulations and normative provisions on the fight against corruption and bribery, and which are complied with by their shareholders/members, directors, managers, employees and service providers, including of its subcontractors and agents.

10.4. In the event that on the Parties becomes involved in any situation relating to corruption or bribery, as a result of an action performed by the other Party or its shareholders/members, directors, managers, employees and service providers, including its subcontractors and agents, the Party that causes said situation shall assume the respective burden, including with respect to submission of the documents that may assist the other Party in its defense.

10.5. Each Party represents to the other Party: (a) that it is vested with all powers and authority to enter into and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and (b) that the signature and performance of this Agreement do not result in a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor in the need to obtain any authorization under any agreement, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

10.6. The Parties represent and warrant to each other, including to their suppliers of goods or services, that they:

10.6.1. Exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Agreement and compliance with the obligations provided for therein;

10.6.2. Do not use illegal labor, and agree not to practices analogous to forced or child labor, except, in the latter case, in the capacity as apprentice, subject to the provisions of the Consolidated Labor Laws, either directly or indirectly, through their respective suppliers of products and services;

10.6.3. Do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

10.6.4. Do not engage in negative discrimination practices that limit access to the employment relationship or maintenance thereof, such as, but not limited to, for reasons of: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy;

10.6.5. Agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, performing their services in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels; and

10.6.6. Do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people.

10.7. For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Agreement.

11. USE OF THE CREDNOVO TRADEMARK. The CORRESPONDENT may not use the trade name or trademark of CREDNOVO, and it may also not make advertisement or marketing associating the provision of its services to CREDNOVO, except with the express authorization thereof or upon use of material in the exact format provided by CREDNOVO for such purpose.

11.1. The CORRESPONDENT shall refrain from using facilities with architectonic standard, websites, e-mail addresses, logomark and signs similar to those of CREDNOVO, and it shall also refrain from changing the material provided by CREDNOVO for purposes of communicating with clients and interested parties.

11.2. The CORRESPONDENT may not assign, change, reproduce or provide, to any third parties, CREDNOVO’s advertising materials, systems, software, trademarks, technologies, names, drawings, programs, any record or other data of the interested clients referred by CREDNOVO, and also any other information to which it has been granted access due to provision of the Services.

12. GENERAL PROVISIONS.

12.1. Failure, by any of the Parties, to exercise any right or tolerance for compliance with any other obligations shall not be deemed novation.

12.2. The CORRESPONDENT represents that it has full knowledge that conduction, on its own account, of CREDNOVO’s exclusive transactions or of other transactions prohibited by the applicable legislation shall subject the CORRESPONDENT to the penalties set forth in Laws No. 4.595/64 and No. 7.492/86;

12.3. Proven failure to comply with the obligations set forth in this Agreement due to the exclusive fault of the CORRESPONDENT may result in the application of preventive and corrective measures by CREDNOVO and by the Central Bank of Brazil, including suspension of the provision of services and termination of the Agreement, without prejudice to the other applicable measures to redress the damages.

12.4. CREDNOVO may offset any amounts proved to be due by the CORRESPONDENT against any credits to which it is entitled, observing the due process of law and the opportunity to be heard for assessment of any existing debt;

12.5. CREDNOVO may withhold the payment set forth in this item upon proof of occurrence of one of the following events resulting from the exclusive fault of the CORRESPONDENT: a) the CORRESPONDENT fails to present the documents required under this agreement or, furthermore, upon verification of any nonconformities in these documents; b) CREDNOVO does not accept the services provided due to the fact that they are proved not to be in accordance with the provisions of this agreement; c) the bill of sale/invoice contains an error or inconsistency in the amount, in which case the amount shall be withheld only until the submission of an invoice corrected by the CORRESPONDENT, which shall be duly and immediately notified to make the appropriate corrections and d) for the payment of fines due to violation of the provisions hereof.

12.6. The payment shall remain withheld until regularization of the event, without any lien to CREDNOVO, and the maturity date shall be extended for the same number of days used by the CORRESPONDENT to provide the aforementioned regularization.

12.7. The amounts of the fines, indemnifications and amounts other than the remuneration, without prejudice to the stipulated interest and award of damages, shall be adjusted by means of the variation of the IGPM (General Market Price Index) disclosed by the Getúlio Vargas Foundation - FGV, assessed with one month’s difference and calculated on a “pro-rata-die” basis, from the date of the event to the date of actual payment, or by another index that may replace or represent it.

12.8. All communications between the Parties shall be deemed valid whenever made by means of letters sent to the addresses set forth in the preamble, by e-mails of the persons as previously indicated, as well as by the other means of communication that are normally used by the parties.

12.9. The CORRESPONDENT may neither assign nor transfer the rights and obligations set forth in this agreement, wholly or in part, to third parties, without the prior and express consent of CREDNOVO, it being understood that the fiduciary assignment of the receivables resulting from this agreement is prohibited.

12.10. Upon occurrence of any future and uncertain event that is not foreseen by the parties and which falls under the definition of events of act of God and/or force majeure, pursuant to the provisions of the Brazilian Civil Code, which prevents compliance, either by CREDNOVO or by the CORRESPONDENT, with the obligations assumed hereunder, the parties shall be exempt from their obligations for the duration of the event of force majeure, it being understood that the parties agree, on the other hand, to use all efforts to reestablish the commercial relationships set forth in this Agreement. If the event of act of God or force majeure lasts longer than thirty (30) days, the affected party shall have the right, in case it deems it necessary or convenient, to terminate this Agreement.

12.11. The Parties represent that they have all records, licenses and public authorizations required to provide the services agreed hereunder, and they agree to remain holding them throughout the term of effectiveness of this agreement, as well as in any extension thereof.

12.12. This Agreement is binding upon the Parties on their account and on account of their successors and, in the event of succession of companies, by any form (spin-off, consolidation or merger), the succeeding entity subrogates to all rights and obligations assumed under this Agreement.

12.13. Any and all amendments to this Agreement, except as provided in section 5 on remuneration, shall be formalized by means of an amendment to the agreement, signed by the legal representatives of the parties.

12.14 Any payment arrangements between CREDNOVO and the CORRESPONDENT shall be made at least every two business days.

13. RESOLUTION OF DISPUTES.

13.1. Mediation. In the event of existence of any dispute resulting from the construal or performance of this Agreement, the Parties shall use their best efforts to amicably resolve said dispute. In case the dispute is not resolved, the Parties agree to resolve it by confidential mediation, in accordance with the provisions of the Mediation Regulations of the FGV Mediation and Arbitration Chamber of the Getúlio Vargas Foundation. The Chamber shall present to the Parties a list of its mediators for the parties to designate the mediator who will assist them. The mediation procedure cannot exceed thirty (30) days as from execution of the Instrument of Mediation, it being understood that any of the parties may interrupt it at any time.

13.2. Arbitration. If the Parties fail to reach an agreement within the term or if the mediation procedure is interrupted, all disputes relating to or resulting from this Agreement, directly or indirectly, including, but not limited to, the formation, validity, effectiveness, construal and performance hereof, and all disputes resulting from wrongful acts that result in extracontractual liability and which relate to this agreement, directly or indirectly, as well as the determination of liabilities, obligations or responsibilities of any kind and the settlement of indemnifications shall be resolved by confidential arbitration, to be administered by the FGV Mediation and Arbitration Chamber of the Getúlio Vargas Foundation, in the form of its Regulations and under the rules of Law 9.307/96. The procedure shall be conducted by three arbitrators, designated in accordance with the procedure set forth in said Regulations.

14. NOTICES BETWEEN THE PARTIES

14.1. If either Party wishes or is required to notify the other Party, such notice shall be sent to the following addressees/addresses:

BY CREDNOVO	BY PICPAY

CREDNOVO SOCIEDADE DE EMPRÉSTIMO ENTRE PESSOAS S.A.,

Avenida Brigadeiro Faria Lima, No. 2113, CEP 01.452-001, Bairro Jardim Paulistano Attn.: Bruno Nogueira Godinho

Telephone: 11 23300015

E-mail: bruno.godinho@original.com.br

PicPay Serviços S.A.

Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, Bloco A, 1° andar - escritórios 22 e 23, 2° andar e 3° andar, e Bloco B, 3° andar - escritórios 43 e 44, Vila Leopoldina, Município de São Paulo, Estado de São Paulo, CEP 05317-020

Attn. Lavínia Bernal

Telephone: (11) 98181-0084

E-mail: lavinia.bernal@picpay.com

14.2. The notices may be delivered personally, with proof of receipt by the other Party, or transmitted by telegram, email with registration of receipt, posted by mail with acknowledgment of receipt or delivered via the Registry of Deeds and Documents. The notices shall be deemed duly complied with when delivered to the representatives and at the addresses mentioned above.

14.3. Considering that, in order to comply with this Agreement, information may be exchanged electronically, the Parties represent to acknowledge the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, the mechanical or electronic reproductions of facts or of things make full proof thereof, if the party against whom they are shown does not challenge their accuracy.

14.4. The Parties may, as necessary, change their representatives and/or addresses for the purpose of receiving notices related to this Agreement, giving the other Party notice of such change, in writing, ten (10) days in advance.

This instrument is executed in two (2) counterparts signed by two (2) witnesses.

São Paulo, February 3, 2021.

DocuSigned by:	DocuSigned by:

/s/ Raul Francisco Moreira	/s/ Luiz Antonio Fernandes Caldas Morone

CREDNOVO SOCIEDADE DE EMPRÉSTIMO ENTRE PESSOAS S.A

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ Elvis Haroldo Tinti

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Bruno Nogueira Godinho	/s/ Lavinia Maria de Oliveira Bernal

EXHIBIT I – PRICE

Remuneration for receipt and forwarding of proposals relating to credit transactions granted by CREDNOVO.

1. CREDNOVO shall remunerate the CORRESPONDENT within the term set forth in the Agreement in two percent (2%) of the total amount of the credit transactions forwarded by the CORRESPONDENT to CREDNOVO and implemented, subject to the conditions set forth below.

1.1. The remuneration set forth above shall be due provided the management fee actually charged by CREDNOVO from the investing User is equal to or higher than five percent (5%) of the amount of the credit transaction.

2. The Parties agree to, by mutual agreement, enter into the applicable amendment to the agreement (“Amendment”) for the purpose of renegotiating the remuneration set forth in this Exhibit I within thirty (30) days as from execution hereof.

2.1. In the event that no Amendment has been signed within the term set forth in section 2 above, the Parties shall immediately suspend the provision of the Services or, alternatively, they shall deem the Agreement terminated, by operation of law, without prejudice to the amounts due by CREDNOVO to the CORRESPONDENT by the date of actual termination.

EXHIBIT II – OPERATIONAL and RESPONSIBILITIES

1. Crédito Amigo PicPay: functionality provided by the CORRESPONDENT by means of loans between users of its application, without prior credit analysis or interference by the CORRESPONDENT. The users negotiate among themselves loan amounts, interest rates and terms for payment directly through the CORRESPONDENT’s application.

2. Operational Flow: to have access to the loan intermediation between persons, the users of the CORRESPONDENT’s application who are individuals must read and agree to CREDNOVO’s Terms and Conditions and declare to be informed of CREDNOVO’s Privacy Policy. Upon validation of their record, the clients may simulate a request for or an offer of loan and send it to a known contact person, who must be in the phone book or be an application contact (function follow). In the event of a request for loan, the client shall visualize and digitally sign the Bank Credit Note, which, in the event of acceptance and provision of the funds by the contact, within the established term, shall become valid, pursuant to the provisions of the note itself. The client who receives the request for or offer of loan shall have access to all conditions of the proposal, and he/she may refuse or accept it. In the event of an offer of loan, the client shall visualize and digitally sign the Bank Credit Note, as detailed above. In the event of a request for loan, the client shall have access to the conditions of the Binding Certificate, accept the request and provide the funds within the established term. When the funds are provided within the established term, the CORRESPONDENT will notify CREDNOVO for it to formalize the transaction, transfer the funds between the clients and manage the lifecycle of the transaction. This entire process will occur by means of APIs provided by CREDNOVO to the CORRESPONDENT, with safety and authentication rules to guarantee the authenticity of all transactions.

3. Premises

3.1. The clients who accede to the product shall represent that they have read and agreed to the Terms and Conditions and inform of CREDNOVO’s Privacy Policy.

3.2. The record data informed must be validated by the CORRESPONDENT pursuant to the applicable law.

4. Obligations of the CORRESPONDENT: The following are specific obligations of the CORRESPONDENT:

4.1. Analysis of prevention of fraud by users, with respect to the credit transactions that are the subject matter of this Agreement. As a result of this obligation, the CORRESPONDENT agrees to reimburse CREDNOVO for any damage and losses it may incur as a result of fraudulent actions of the users of the CORRESPONDENT’s application, including as a result of damage to the reputation of ORIGINAL and which relate to the subject matter hereof.

4.2. Validation and safekeeping, during the applicable statutory term, of the data and identification documents captured in the process described in item 1 above.

1ST AMENDMENT TO THE BANK CORRESPONDENT IN BRAZIL

SERVICES AGREEMENT

CREDNOVO SOCIEDADE DE EMPRÉSTIMO ENTRE PESSOAS S.A., with its principal place of business in São Paulo/SP, at Avenida Brigadeiro Faria Lima, No. 2113, Postal Code 01.452-001, District Jardim Paulistano, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 38.146.949/0001-77, referred to as CREDNOVO; and

PICPAY SERVIÇOS S.A., a joint-stock company, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park Condominium, Block A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, and Block B, 3rd floor - offices 43 and 44, Vila Leopoldina, in the City of São Paulo, State of São Paulo, Postal Code 05317-020, enrolled with the CNPJ under No. 22.896.431/0001-10, referred to as CORRESPONDENT;

WHEREAS:

I. the Parties formalized a Bank Correspondent in Brazil Services Agreement on March 15, 2021 (“Agreement”);

II. The Parties, by common agreement, decide to amend the Agreement pursuant to the following conditions.

NOW, THEREFORE, the Parties execute this 1st Amendment to the Agreement (“1st Amendment”), which will be governed by the clauses below:

1. Subject Matter. The purpose of this 1st Amendment is to extend, for an additional period of thirty (30) days, the term provided for in article 1.1. of Exhibit I, as from the signing of this instrument, to sign a competent contractual amendment in order to renegotiate the compensation provided for in the Exhibit I of the Agreement.

1.1 After the above term has elapsed and if the corresponding amendment has not been signed by the Parties, the term will be automatically renewed for an equal and successive period until the new compensation is renegotiated through an amendment.

2. Inalterability. The other provisions of the Agreement that do not present any incompatibility with the 1st Amendment herein signed prevail unchanged, which are hereby fully ratified, the Parties and their success being obliged to fully comply with the terms contained therein, in any capacity.

3. Electronic Signatures. The Parties acknowledge that the signatures of the Agreement will be carried out using an electronic, digital and computer means, which shall be valid and effective, without any doubt regarding the condition of the digital signature (in electronic and/ or biometric format) outside the ICP- Brazil standards, as provided by art. 10, §2º, of Provisional Measure n. 2.200-2/2001.

4. The Parties elect the courts of the Judicial District of the City of São Paulo, State of São Paulo, to resolve any doubts or disputes that may arising from this Agreement.

São Paulo, March 11, 2021.

DocuSigned by:	DocuSigned by:

/s/ Raul Francisco Moreira	/s/ Luiz Antonio Fernandes Caldas Morone

CREDNOVO SOCIEDADE DE EMPRÉSTIMO ENTRE PESSOAS S.A

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Bruno Nogueira Godinho	/s/ Lavinia Maria de Oliveira Bernal